EXHIBIT 99.1



KVH INDUSTRIES CONTACT:               Pat Spratt, Chief Financial Officer
                                      401-847-3327

INVESTOR RELATIONS CONTACT:           Kellie Nugent, Financial Dynamics
                                      212-850-5600



KVH INDUSTRIES ANNOUNCES RESULTS FOR THE FOURTH QUARTER

o Results in Line with Previously Announced Estimates

o Quarterly Revenue of $15.7 Million; Loss of $0.14 per share

o Satellite Communications Revenues Up 106%


MIDDLETOWN, RI - February 19, 2004 - KVH Industries (Nasdaq: KVHI), a leading provider of mobile satellite communications products and defense-related navigation and guidance systems, today reported its results for the fourth quarter and fiscal year ended December 31, 2003. Revenue for the fourth quarter was $15.7 million, up 21% from $13.0 million for the fourth quarter ended December 31, 2002. Net loss for the period was ($1.6) million, or ($0.14) per share compared to net income of $0.3 million, or $0.03 per share, during the same period last year. The results for the fourth quarter ended December 31, 2003, were in line with the preliminary quarterly results provided by the company on January 6, 2004.


For the fiscal year ended December 31, 2003, revenue increased 19% to $56.7 million versus $47.7 million for the fiscal year ended December 31, 2002. KVH reported a net loss of ($1.5) million, or ($0.13) per share, for the fiscal year ended December 31, 2003, equal to a net loss of ($1.5) million, or ($0.13) per share, in the prior year.


"While both the fourth quarter and full-year revenues were record highs, they were lower than we had expected primarily as a result of the absence of an anticipated large order from an existing U.S. military customer," explained Martin Kits van Heyningen, KVH's president and chief executive officer. "The absence of this order also contributed significantly to the loss incurred during the fourth quarter. Nevertheless, there is a great deal to be pleased with in the fourth quarter and 2003 as a whole. Over the course of the year, we introduced five new products in our strategic business areas, expanded our penetration in existing markets, successfully penetrated the automotive and precision guidance markets, and achieved significant milestones in our defense business."


Overall, the company's satellite products generated year-over-year revenue growth of 106% for the fourth quarter, with revenue of $12.0 million.


"In addition to 50% growth in the marine and RV markets, we also experienced a very positive introduction of the TracVision A5 into the automotive marketplace as we shipped approximately 1,700 units by the end of the year," continued Mr. Kits van Heyningen. "We fulfilled the channel backlog that had grown during the first three quarters of 2003 in anticipation of the TracVision A5 introduction. Sales of that product represented roughly 28% of our satellite communication revenue for the quarter, making the TracVision A5 new product launch the most successful in KVH history. We are now focusing our attention on activities that will create broad consumer awareness and support the sell-through in the channel. We are initiating new marketing campaigns, broadening our sales network among car dealerships, exploring partnerships with consumer electronics manufacturers to expand our reach into the mass market, and continuing to develop the potential for the future OEM in-vehicle installation of the product."


The company has consolidated its tactical navigation and fiber optic product lines under the umbrella of its defense business, reflecting the increasingly interconnected nature of these two product areas. Quarterly defense revenue was $3.3 million with approximately 74% generated by tactical navigation products. This represents a 50% decline from the company's record defense revenue in the fourth quarter of 2002 when the company saw the effect of the preparation for the conflict in Iraq.


Commenting on the company's defense-related business, Mr. Kits van Heyningen remarked, "We have continued to expand the capabilities of our U.S. Army standard M100 GMENS vehicle navigation system. Several weeks ago, we successfully demonstrated a proof-of-concept M100 equipped with a satellite communication system. This demonstration, carried out for U.S. Army observers, represents a major step towards increasing the versatility of the M100 on the battlefield. We are also on track to ship our first production TG-6000 inertial measurement units to Raytheon this quarter in support of the new Mark 54 torpedo program."


With regard to the company's financial results, Pat Spratt, chief financial officer, said, "In the fourth quarter we experienced two operational challenges that were the primary contributors to our weak bottom line results. These were the absence of a large anticipated defense order and the high initial production cost for the TracVision A5. Gross margin for the quarter declined to 29% from 46% in the fourth quarter of 2002. As we exited the fourth quarter the TracVision A5 product cost had been reduced and we anticipate additional improvement by mid-2004. We have continued to focus attention on managing operating expenses in relation to revenue growth and we are pleased with the continued improvement in this area."


Measured as a percentage of quarterly revenue, the company's operating expenses declined to 40% compared to 43% in the fourth quarter of 2002. Inventory management also improved during the fourth quarter. While sales increased 16% sequentially from the third quarter of 2003, inventory at the end of the year declined 2% compared to the end of the third quarter and inventory turns increased to 7 per year. Cash declined more than expected to $2.8 million, due largely to an increase in days sales outstanding.


"Despite the temporary setback on the defense side of our business, I remain confident in our overall business plan and in KVH's position within the marketplace," concluded Mr. Kits van Heyningen. "Looking ahead, I believe that 2004 will be a strong year for KVH with anticipated revenue growth of approximately 30% to 50%, an expected return to profitability in the first quarter, and strengthened profitability over the course of the year. Our core satellite business remains strong, we expect the TracVision A5 to be a long-term growth driver, and I anticipate that each key portion of our business will record solid growth over the course of the year. The successful completion of our recent equity offering also provides new financial resources for the company. In order to pursue new opportunities, we have invested an enormous amount of resources and energy into developing new products and services. I am confident that we will see the expanding benefit of those investments in 2004."

RECENT HIGHLIGHTS

o On October 28, 2003, the KVH TracVision 4 and Tracphone 252 won the "Best Satellite Television System" and "Best Satellite Communications Product" awards respectively from the National Marine Electronics Association
     (NMEA). This is the sixth consecutive year that KVH TracVision and Tracphone products have received these honors.

o In November 2003, the KVH M100 Ground Mobility Enhanced Navigation System (GMENS) for military vehicles was designated a standard product by the German Army. Also during that month, KVH received an initial order for its TACNAV systems for use aboard the Republic of Taiwan's new amphibious assault vehicles as well as a $1.25 million follow-on order from the U.S. Marine Corps.

o On December 17, 2003, the Consumer Electronics Association named the TracVision A5 a 2003 Innovations Design and Engineering Award Honoree. On January 27, 2004, the TracVision A5 was declared an Engineering Award finalist by Product Design and Development Magazine.

o On February 11, 2004, the company introduced the Tracphone F33, one of the most compact high-powered satellite communications systems available. Tracphone F33 offers global voice coverage and is the first antenna compatible with Inmarsat's Fleet F33 service to also provide access to not only Fleet's 9.6 Kbps data channel but also the high-speed 64 Kbps Mobile Packet Data Service (MPDS).

o On February 13, 2004, KVH announced that it had closed its public offering of 2,750,000 shares of common stock at a public offering price of $18.75 per share, and expected to receive net proceeds from the offering of approximately $48.1 million. KVH also granted the underwriters the right to purchase up to an additional 412,500 shares of common stock to cover over-allotments, if any, at any time on or before March 11, 2004.

KVH is webcasting its fourth quarter conference call live at 10:30 a.m. Eastern Time today through the company's web site. The conference call can be accessed at http://www.kvh.com/InvRelations. The audio archive also will be available on the company web site within three hours of the completion of the call.


KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Hoersholm, Denmark.

                       KVH INDUSTRIES, INC. AND SUBSIDIARY
                         SELECTED FINANCIAL INFORMATION

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                     DECEMBER 31, 2003 AND DECEMBER 31, 2002
                            (in thousands, unaudited)

                                          December 31, 2003    December 31, 2002
                                          -----------------    -----------------
Assets:
 Cash and cash equivalents                   $    2,849           $    7,239
 Accounts receivable, net                        11,353                9,716
 Inventories                                      6,298                3,947
 Property and equipment, net                      8,723                7,385
 Deferred income taxes                            2,888                2,826
 All other assets                                 1,960                1,436
                                             ----------           ----------
    Total assets                             $   34,071           $   32,549
                                             ==========           ==========

Liabilities and stockholders' equity:
 Accounts payable and accrued expenses            6,124                4,421
 Debt obligations                                 2,614                2,697
 Stockholders' equity                            25,333               25,431
                                             ----------           ----------
    Total liabilities and
     stockholders' equity                    $   34,071           $   32,549
                                             ==========           ==========


                       KVH INDUSTRIES, INC. AND SUBSIDIARY
                         SELECTED FINANCIAL INFORMATION

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts, unaudited)

                                                 Three months ended                  Year ended
                                                    December 31,                    December 31,
                                                2003          2002                2003         2002
                                            ------------  ------------      ------------  ------------
Net sales                                    $   15,655    $   12,976        $   56,672    $   47,694
Cost of goods sold                               11,115         6,989            33,795        26,504
                                             ----------    ----------        ----------    ----------
    Gross profit                                  4,540         5,987            22,877        21,190

Operating expenses:
    Research & development                        2,013         1,858             8,578         8,855
    Sales & marketing                             3,051         2,540            11,201         9,951
    General and administrative                    1,129         1,212             4,597         3,594
                                             ----------    ----------        -----------   ----------

Operating earnings (loss)                        (1,653)          377            (1,499)       (1,210)
    Other expense, net                               60            45               243           181
    Income tax expense (benefit)                    (88)            -              (272)           86
                                             ----------    ----------        -----------   ----------
Net earnings (loss)                          $   (1,625)   $      332        $   (1,470)   $   (1,477)
                                             ==========    ==========        ===========   ==========

Net earnings (loss) per common share
    Basic and diluted                        $    (0.14)   $     0.03        $    (0.13)   $   (0.13)
                                             ==========    ===========       ===========   ==========

Weighted average common shares outstanding:
    Basic                                        11,555         11,106           11,403        11,040
                                             ==========    ===========       ===========   ==========
    Diluted                                      11,555         11,458           11,403        11,040
                                             ==========    ===========       ===========   ==========



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This press release  contains  forward-looking  statements that involve risks and uncertainties. For example, these forward-looking statements include statements regarding the company's financial and product development goals for 2004, anticipated orders for our military products, expansion of our sales network, potential partnerships with consumer electronics manufacturers, the potential for OEM in-vehicle installation of our products, the timing of shipments of our
TG-6000  product,   anticipated   improvements  in  our  product  margins,   our
competitive position, our future profitability and revenue growth. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: the unpredictability of the new and emerging market for mobile satellite communications products in automobiles; the uncertainty of customer demand in that market; anticipated increases in competition against the TracVision A5 and our other products; potential difficulties in achieving significant cost reductions for the TracVision A5; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the significant financial impact of the delay of a single order for our defense products; reductions in our overall gross margins associated with a shift in product mix toward our mobile satellite communications products; our dependence on single production lines for our products; our dependence on sole or limited source suppliers; the need to maintain and expand our distribution network; our dependence on third-party satellite networks for programming and satellite services; failure to develop and market new products successfully; challenges in managing anticipated growth; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results; our dependence on our key executive officers
and   employees;   currency   fluctuations,   export   restrictions   and  other
international risks; potential product liability claims; changing accounting principles; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; the potential need for additional financing; and expenses associated with new corporate governance requirements. These and other factors are discussed in more detail in the company's prospectus supplement filed with the Securities and Exchange Commission on February 10, 2004. Copies are available through the company's Investor Relations department
and  web  site,   www.kvh.com.   KVH  assumes  no   obligation   to  update  its
forward-looking statements to reflect new information and developments.
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